Exhibit 99.2
Stratos International
Q4 Conference Call Transcript
June 14, 2007
Barry Hollingsworth, Chief Financial Officer
Thank you and good afternoon everyone.
Welcome to the Stratos International fiscal 2007 fourth quarter conference call. With me today is Andy Harris, President and Chief Executive Officer of Stratos. Before we get started, I want to note that certain matters in this call are forward-looking statements, which are subject to a variety of risks and uncertainties. Actual results may differ materially from any future performance suggested.
These risks and uncertainties are referred to in the “Safe Harbor” language contained in our press release dated today and in our filings with the SEC under the caption “Risk Factors.”
In addition, statements in this call may be deemed to be solicitation material related to our proposed merger with Emerson. Stockholders are urged to read the proxy statement filed with the SEC earlier this week because it contains important information about the proposed merger. Stockholders can obtain the proxy statement and other relevant documents filed by Stratos with the SEC at sec.gov.
I want to point out that we will be providing the contents of this call including Q&A in filings with the SEC early next week.
Net revenues for the fourth quarter of fiscal 2007 were $26 million. This represents a 26% increase from $20.7 million last year. Q4 revenues included $596,000 of royalty income, which is higher than our normal run rate. We expect royalty income to track in the $125,000 to $150,000 range per quarter going forward for fiscal 2008.
The end markets of our Q4 sales were as follows.
41% of our Q4 sales went to the military market. For the year just ended, our two largest customers were General Dynamics and EDO Corporation, generating slightly less than 14% of total sales. 37% of Q4 sales were to the telecom and enterprise market. Telecom includes the RBOCs and other service providers to the public switched telephone network and the OEMs that provide equipment into that space. When we say enterprise, that includes the storage area networks, data com market and private business networks. Sycamore Networks and Tel-Mex are a couple of our largest customers in the telecom and enterprise space. 22% of our sales went to other categories such as industrial, medical and video.
RF Microwave sales contributed $13 million in Q4, up 27% from last year, and up 25% sequentially from Q3. RF Microwave gross margin was 45.2% in the quarter, compared to 42.2% last year, and 42.4% in Q3. This improvement related to the favorable impact of cost reductions, pricing and product mix.
The optical side of the business contributed $12.4 million of product sales in Q4, a 20% increase over the prior year and a 6% increase sequentially from Q3. Approximately 60% of Q4 optical sales were passive connectors, components and specialty products, and 40% were active transceiver products. That compares to a 50/50 split one year ago. Gross margin on the optical side was 36.8% in the quarter, compared to 31.9% in the prior year, and 36.2% in Q3.
On a consolidated basis, our largest customer in Q4 represented 12% of consolidated Q4 sales. For the year, our largest customer represented 7% of consolidated annual sales.

Consolidated gross margin was 41% in Q4, compared to 37% in Q4 of the prior year, and 39.1% in Q3. The increase in consolidated gross margin is due primarily to changes in product mix, reduced manufacturing costs and pricing.
Operating expenses were $10.7 million in Q4 compared to $8.9 million in the prior year excluding restructuring charges and litigation, and $8.3 million in Q3. Q4 general and administrative expense includes the full-year bonus accrual as well as year-end SOX 404 compliance costs.
The operating loss in Q4 2007 was $33,000, compared to an operating loss of $1.2 million in the prior year, stripping out restructuring charges and litigation settlements.
Total D&A in Q4 was $2.3 million and CapEx was $300,000 in the quarter.
We generated $2.2 million in EBITDA in the Q4.
Average DSO for trade accounts receivable for Q4 was 57 days. Inventory turns were 3.3 times on an annualized basis.
With that, let me turn it over to Andy Harris.
Andy Harris, Chief Executive Officer
Thank you, Barry. We are pleased to see our fourth quarter results reflect the strength we have built in Stratos over the last several years. Our goal has been to continue to unlock value in this company by improving operations, increasing our share in growing market segments and turning this company profitable on a consistent basis. Last month we announced that we had agreed to be acquired by Emerson Electric, and we are delighted that Emerson recognizes the progress we’ve made in this company.
Our focus continues on aggressively growing this company into a profitable leader in the markets we serve by delivering superior solutions for data transmission and connectivity for unique market segments with a broad range of optical and electronic products. We remain focused on high growth opportunities within military, video and telecom market segments for which we have developed unique solutions including expanded beam connectors, RFID subsystems, video media converters and specialized transceiver designs.
As an example, in April, Stratos Optical Technologies introduced their HMC miniature expanded beam fiber optic connector at the NAB Conference in Las Vegas. As fiber becomes the standard for live venue productions and installed transport networks, Stratos’ expanded beam fiber optic connectors are proving to be a popular solution on the merits of their dependable performance and ease-of-use.
Now, I’d like to address some of our annual results. For the full fiscal year 2007, net revenues were $92.7 million. This represents a 17% increase from $79.6 million last year.
RF Microwave sales contributed $44.8 million in fiscal 2007 up 8% from fiscal 2006.
The optical side of the business contributed $46.9 million of product sales in fiscal 2007, a 25% increase over the prior year.
Fiscal 2007 revenues included $1.1 million of royalty income. We expect royalty income to be in the $600,000 range next year.
On a consolidated basis, we continue to support a broad customer base. Within our base of active customers, our top 25 customers represented 48% of our consolidated sales in Q4, and 42% for the full fiscal year. We remain cautiously optimistic about continuing revenue growth as reflected by our backlog of $17.5 million at the end of Q4, versus $15.4 million at the end of Q3.

We grew our gross margin to 37.4% in the year, up from 37.1% in fiscal 2006.
RF Microwave gross margin was 41.3% in fiscal 2007, compared to 42.7% last year. Gross margin on the optical side was 33.8% in fiscal 2007, compared to 30.9% in the prior year.
I’m happy to say that we’re continuing our ongoing efforts to increase operating efficiency and thereby control our operating expenses. As a percent of total revenues, operating expenses were 38.8% in fiscal 2007, compared to 43% in the previous year.
And we generated $7.5 million in EBITDA in fiscal 2007, compared to $3.5 million in the prior year.
Our balance sheet remains very healthy with current assets of $69 million compared to current liabilities of $11.8 million at year-end. We ended the fourth quarter with $33.6 million of cash and short-term investments, an increase of $2.3 million over the Q3 balance.
In closing, let me take this opportunity to highlight some of the items we have accomplished for our investors over the past several years:
We have increased the Company’s net income from negative $-27 million at the end of fiscal 2004 to a positive $+1.6 million in fiscal 2007. This was the result of a plan to steadily improve results and get this company profitable. Investors have taken notice because we have more than doubled the common stock price from a closing price of $3.96 at the end of fiscal year 2005 to the $8.00 merger price today, a price we believe represents a very good return to our shareholders. We have undertaken reform efforts that have resulted in Stratos’ Corporate Governance Quotient (CGQ) as determined by ISS as being at 100% of CGQ Universe Companies and 100% of Technology Hardware & Equipment Companies.
Lastly, I want to thank our employees for their continued hard work and contribution to the ongoing improvements in our performance. Due to the dedication, skill and unrelenting customer focus of our employee team, Stratos has become a strong competitor in our markets.
With that, I will turn it back over to you for any questions that you might have.
(There were no questions)
Thank you everybody joining us. And if you have any questions, please feel free to contact us. Thank you. Bye.
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